UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2010

Virginia Commerce Bancorp, Inc.
 (Exact name of registrant as specified in its charter)

Virginia	000-28635	54-1964895
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Number)

5350 Lee Highway, Arlington, Virginia  22207
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  703.534.0700

N/A
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

  At the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Virginia Commerce Bancorp, Inc. (the “Company”) held on April 28, 2010, the Company’s stockholders approved the Virginia Commerce Bancorp, Inc. 2010 Equity Plan (the “2010 Equity Plan”), which the Company’s Board of Directors had adopted, subject to stockholder approval, on March 2, 2010.

  The 2010 Equity Plan became effective on March 2, 2010 and replaces the Company’s Amended and Restated 1998 Stock Option Plan (the “1998 Plan”).  The 2010 Equity Plan is designed to promote the long-term success of the Company and to increase stockholder value by providing employees and directors with incentives to contribute to the long-term growth and profitability of the Company and assist the Company in attracting, retaining and motivating highly qualified employees.  The 2010 Equity Plan authorizes the granting of stock options, restricted stock, stock appreciation rights, stock awards, performance units and other awards and includes the ability to grant awards that comply with the executive compensation requirements of the Emergency Economic Stabilization Act of 2008.  Awards may be granted under the 2010 Equity Plan to employees and directors of the Company and its subsidiaries, as determined in the sole discretion of the Personnel and Compensation Committee of the Company’s Board of Directors (the “Committee”), which will administer the plan.

  Subject to the right of the Committee or the Company’s Board of Directors to terminate the plan at any time, awards may be granted under the 2010 Equity Plan until March 2, 2020, after which date no further awards may be granted. Any awards granted under the plan that are outstanding on March 2, 2020 will remain outstanding in accordance with their terms.

  The 2010 Equity Plan provides that, subject to adjustment for certain changes in the Company’s capital structure, the maximum number of shares of the Company’s common stock that may be issued under the plan is 1,500,000. As set forth in the 2010 Equity Plan, no more than 750,000 of the shares authorized for issuance under the plan may be granted in the form of restricted stock, stock awards or “other” awards. In addition, the plan provides for a per-participant calendar year limit for awards of stock options, stock appreciation rights, restricted stock, stock awards and “other” awards.  As a result of the stockholders’ approval of the 2010 Equity Plan, no additional awards will be made under the 1998 Plan on or after April 28, 2010, although all awards that were outstanding under the 1998 Plan as of April 28, 2010 remain outstanding in accordance with their terms.  No shares of the Company’s common stock authorized for issuance under the 1998 Plan will be transferred to or used under the 2010 Equity Plan.

  The Committee has full power and authority to select participants and grant awards in accordance with the 2010 Equity Plan, determine the number of shares of common stock subject to each award or the cash amount payable in connection with any award, and determine the terms and conditions of each award. The Committee also has full power and authority to determine, construe and interpret the provisions of the award documents delivered in connection with awards under the plan, prescribe, amend and rescind rules and procedures relating to the administration of the plan, and make all other determinations under the plan, including in connection with a change in control of the Company.  The Committee may delegate certain of its authority under the plan to a committee consisting of two or more members of the Committee.

  The foregoing description of the 2010 Equity Plan does not purport to be complete and is qualified in its entirety by reference to the more detailed description of the 2010 Equity Plan contained in, and the full text of the 2010 Equity Plan which was attached as Appendix A to, the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 19, 2010 in connection with the Company’s Annual Meeting, which are incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

  The Company’s Annual Meeting was held on April 28, 2010, at which three proposals were submitted to the Company’s stockholders. The proposals are described in detail in the Company’s proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on March 19, 2010. The final results for the votes regarding the proposals are set forth below.

  Proposal 1 – The Company’s stockholders elected 10 directors to serve for a one year period until the 2011 Annual Meeting of Stockholders and until their successors have been elected and qualified. The name of each director elected at the Annual Meeting, and the votes cast for such individuals, who constitute the entire Board of Directors of the Company following the meeting, are set forth below:

Name	For	Withheld	Broker Non-Votes
Leonard Adler	16,003,564	446,762	5,891,094
Michael G. Anzilotti	14,386,931	2,063,395	5,891,094
Peter A. Converse	14,408,778	2,041,548	5,891,094
W. Douglas Fisher	16,005,444	444,882	5,891,094
David M. Guernsey	16,005,592	444,734	5,891,094
Robert H. L’Hommedieu	15,869,032	581,294	5,891,094
Kenneth R. Lehman	16,035,168	415,158	5,891,094
Norris E. Mitchell	16,003,381	446,945	5,891,094
Todd A. Stottlemyer	16,008,426	441,900	5,891,094
Arthur L. Walters	15,966,026	484,300	5,891,094

  Proposal 2 – The Company’s stockholders approved a non-binding advisory resolution approving the compensation of the Corporation’s named executive officers. The votes regarding Proposal 2 were as follows:

For	Against	Abstentions	Broker Non-Votes
18,158,434	4,040,450	142,536	N/A

  Proposal 3 – The Company’s stockholders approved the Virginia Commerce Bancorp, Inc. 2010 Equity Plan. The votes regarding Proposal 3 were as follows:

For	Against	Abstentions	Broker Non-Votes
12,090,416	4,225,921	133,989	5,891,094

  No other matters were voted on at the meeting.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.5	Virginia Commerce Bancorp, Inc. 2010 Equity Plan (incorporated by reference to Appendix A to the Company’s proxy statement for the 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 19, 2010)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA COMMERCE BANCORP, INC.

		By:	/s/ Peter A. Converse
Peter A. Converse, Chief Executive Officer

Dated:	April 29, 2010